KINETICS MUTUAL FUNDS, INC. and KINETICS PORTFOLIOS TRUST
FIFTH AMENDMENT TO THE
TRANSFER AGENT SERVICING AGREEMENT

THIS FIFTH AMENDMENT dated as of this 5th day of March, 2007, to the Transfer Agent Servicing Agreement, dated January 1, 2002, as amended March 7, 2002, July 24, 2002, December 13, 2005 and December 15, 2006, is entered by and among Kinetics Mutual Funds, Inc., a Maryland corporation, Kinetics Portfolios Trust, a Delaware business trust and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company.

RECITALS

WHEREAS, the parties have entered into a Transfer Agent Servicing Agreement dated as of January 1, 2002, as previously amended (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement; and

WHEREAS, Section 12 of the Agreement allows for its amendment by a written instrument executed by both parties;

NOW, THEREFORE, the parties agree as follows:

Exhibit A, the fee schedule of the Agreement, is hereby superseded and replaced with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

KINETICS MUTUAL FUNDS, INC.	U.S. BANCORP FUND SERVICES, LLC

By: /s/Jay Kesslen	By: /s/Michael R. McVoy

Name: Jay Kesslen	Name: Michael R. McVoy

Title: Assistant Secretary	Title: Senior Vice President

KINETICS PORTFOLIOS TRUST

By: /s/Jay Kesslen

Name: Jay Kesslen

Title: Assistant Secretary